Exhibit 10.13(c)

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (this “Amendment”), made and entered into as of the 28th day of April, 2003, by and between DB REAL ESTATE ONE CAMPUS DRIVE, L.P., a New Jersey limited partnership, having an address of c/o: DB Real Estate Investment Management, GmbH, Mr. Kurt-Georg Mayer, Mergenthalerallee 73-75, D-65760 Eschborn, Germany (“Lessor”), and CENDANT OPERATIONS, INC., a Delaware corporation, having an address of 6 Sylvan Way, Parsippany, NJ 07054 (“Lessee”);

W I T N E S S E T H     T H A T:

WHEREAS, One Campus Associates, L.L.C. (“Original Lessor”) and Lessee entered into that certain Lease dated December 29, 2000, as amended by that certain First Amendment of Lease dated October 16, 2001 and that certain Second Amendment to Lease dated as of June 7, 2002 (as amended, the “Lease”) for the lease of the entire office building consisting of approximately 377,000 square feet of space (the “Building”) and land and related improvements known as One Campus Drive, located at One Campus Drive, Parsippany, New Jersey (collectively, the “Demised Premises”), which Lease is guaranteed by Cendant Corporation (“Guarantor”) pursuant to that certain Guaranty of Lease dated December 29, 2000 (the “Guaranty”);

WHEREAS, Lessor has succeeded to the interest of Original Lessor in the Demised Premises;

WHEREAS, Lessee has notified Lessor of its election to self manage the Demised Premises as permitted by the amended Section 59 of the Lease;

WHEREAS, in connection with the foregoing, Lessor and Lessee desire to amend the Lease to reflect Lessee’s election; and

WHEREAS, Lessor and Lessee desire to evidence the foregoing and to amend certain other terms and conditions of the Lease and evidence their agreements and other matters by means of this Amendment;

NOW THEREFORE, in consideration of the sum of Ten Dollars ($10.00), the mutual covenants contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Lease is hereby amended and the parties hereto do hereby agree as follows:

1. Effective April 7, 2003 (“Effective Date”), the Lease shall be modified as follows:

(a) Building Management. Section 59 of the Lease shall be deleted in its entirety and replaced with the following: “Lessee shall be responsible, at its sole cost and expense, either by way of self-management or by third-party property management services, to manage, maintain, repair and operate the Demised Premises in a manner which is suitable for first class office buildings in the Parsippany-Troy Hills, New Jersey area. Any third party management company shall be retained pursuant to a separate written agreement and the vendor or provider shall be subject to Lessor’s prior approval, which approval will not be unreasonably withheld. Lessee shall ensure at all times during the Term, that Lessor has current copies of its management contract and any service contracts entered into by or on behalf of Lessee with respect to the Demised Premises, and Lessee covenants and agrees that all of such third party property management and service contracts shall be cancelable for cause upon thirty (30) days’ written notice. Should Lessee fail to manage, maintain, repair or operate the Demised Premises in a first class condition as required under this Lease, and such failure continues for thirty (30) days after notice from Lessor, then, unless Lessee shall have theretofore commenced to cure or remedy the default and continue to do so with due diligence, upon an additional 30 days notice to Lessee, Lessor shall have the right to resume management of the Demised Premises. In such event, the parties hereto will promptly enter into an amendment to this Lease nullifying the agreements set forth in this Amendment from and after the date Lessor resumes such management and restoring the provisions of the Lease which have been modified by this Amendment to the form that existed immediately prior to the Effective Date.”

(b) Care and Repair. Section 5(A) of the Lease shall be deleted and replaced with the following:

“(A) Care and Repair.

(i) Lessee covenants to commit no act of waste and to take good care of the Demised Premises and the fixtures and appurtenances therein, and shall redecorate, paint and renovate and maintain, replace and repair all aspects of the Demised Premises including, without limitation, the Building Systems, the grounds (including parking areas, landscaped areas and exterior lighting), and the roof membrane, all as may be necessary to keep the same in good working order, condition and appearance consistent with other first class single-tenant office buildings in the Parsippany-Troy Hills, New Jersey area, and as necessary to avoid suspension of services to the Demised Premises or danger to life or property (but Lessee’s maintenance obligations above shall not include the Building Structure, which shall be maintained by Lessor as set forth below).

(ii) Lessee shall provide prompt notice to Lessor of any damage or defect in the Building Structure. Subject to Section 24 hereof, Lessor shall perform all repairs to and maintenance of the Building Structure unless such repairs or maintenance are made necessary due to the negligence of Lessee, its agents, employees, contractors or invitees, and are not covered by insurance, in which event Section 24 shall not apply thereto and Lessee shall pay or reimburse Lessor for the entire cost thereof to the extent not covered by the insurance maintained or required to be maintained by Lessor pursuant to Section 33(A)(i) and (ii).

(iii) When used in this Section 5(A) and in Section 24, the term “repair” or “repairs” shall mean all ordinary and extraordinary repairs, replacements, and/or renewals, which shall be equal in quality and class to the original work.

(iv) Lessee shall, in the maintenance, repair and use and occupancy of the Demised Premises, comply with all present and future laws, orders and regulation of the federal, state and municipal governments or any of their departments affecting the Demised Premises, such obligations to include payment of any costs of compliance with laws resulting from Lessor’s recapture of any space pursuant to Section 9 hereof; this covenant to survive the expiration or sooner termination of this Lease. Notwithstanding anything to the contrary set forth in this Lease, Lessor shall be solely responsible to comply with laws applicable to the design of the existing system of detention and drainage and the discharge of storm water from the Office Building Area to any wetlands, brook or stream. Notwithstanding Lessor’s obligation, subject to Section 24 hereof, to repair and maintain the Building Structure, any repairs to the Building Structure required to be made by any laws enacted after the date of this Lease (“Future Laws”) shall be made by Lessor entirely at Lessee’s expense to the extent that such repairs are required (1) solely because of any work done by Lessee in the Demised Premises or (2) by Lessee’s specific use of the Demised Premises (as distinguished from use of the Demised Premises for general offices) and/or to the extent such repairs are necessary due to the negligence of Lessee, its agents, employees, contractors or invitees, and are not covered by the insurance maintained or required to be maintained by Lessor pursuant to Section 33(A)(i) and (ii). The cost of any repairs to the Demised Premises required to be made by any such Future Laws which are required due to the use of the Building as general offices shall, to the extent compliance is required because the conditions requiring compliance are not grandfathered, and to the extent permitted pursuant to this Lease, be included in Building Operating Costs and amortized as provided in Subsection 24(A).

(v) All improvements made by Lessee to the Demised Premises, which are so attached to the Demised Premises that they cannot be removed without material injury to the Demised Premises, shall become the property of Lessor upon installation. Not later than the last day of the Term, Lessee shall, at Lessee’s expense, remove all Lessee’s personal property, and those improvements made by Lessee which have not become the property of Lessor, including trade fixtures, movable paneling, and partitions; repair all injury done by or in connection with the installation or removal of said property and improvements and surrender the Demised Premises in as good condition as they were at the beginning of the Term, except where the damage was caused by Lessor or where repairs were required to be performed by Lessor, reasonable wear and tear and damage by fire, the elements, or casualty exempted. Notwithstanding the foregoing, Lessee shall not be required to remove any wiring or cabling or data equipment installed in connection with Lessee’s business. All other property of Lessee remaining on the Demised Premises after the last day of the Term of this Lease shall be conclusively deemed abandoned and may be removed by Lessor, and Lessee shall reimburse Lessor for the cost of such removal, and Lessor may have any such property stored at Lessee’s risk and expense.”

(c) Services. Section 22 of the Lease shall be deleted and replaced with the following:

“Lessee shall be responsible, at its sole cost and expense, for providing, with vendors reasonably acceptable to Lessor, the following services for the Demised Premises in a manner consistent with the standards for first class office buildings in the Parsippany-Troy Hills, New Jersey area: cleaning and janitorial services 5 days per week excluding Building Holidays; elevator service and repairs; heating, ventilating and air conditioning services; water and sewer service; snow removal; landscaping; trash removal; security services, and all other services necessary to maintain the interior and exterior of the Building, parking and landscaped areas of the Demised-Premises in a condition and appearance consistent with the standards for first class office buildings in the Parsippany-Troy Hills, New Jersey area.”

(d) Interruption of Services. Section 23 of the Lease shall be deleted and replaced with the following:

“Interruption or curtailment of any service maintained in the Building or at the Office Building Area shall not entitle Lessee to any claim against Lessor or to any abatement in Term Basic Rent or Additional Rent, and shall not constitute a constructive or partial eviction. In the event of any interruption or curtailment of service caused directly and solely by Lessor’s negligence or willful misconduct in the making of repairs, replacements or additions to the Building Structure, repairs or alterations with Lessee’s consent, or repairs necessitated by misuse or neglect by Lessee, or Lessee’s agents, contractors, servants, visitors or licensees which render the Demised Premises untenantable in whole or in part for a period of ten (10) consecutive business days, there shall be a proportionate abatement of Term Basic Rent and Additional Rent from and after said tenth (10th) consecutive business day after receipt of notice from Lessee of such interruption, and continuing for the period of such untenantability. In no event shall Lessee be entitled to claim a constructive eviction from the Demised Premises unless the interruption of service is caused by the negligence or willful misconduct of Lessor or its agents in making repairs as described above, Lessee shall first have notified Lessor in writing of the condition or conditions giving rise thereto, and, if the complaints be justified, unless Lessor shall have failed, within a reasonable time after receipt of such notice, to remedy, or commence and proceed with due diligence to remedy, such condition or conditions, all subject to Force Majeure, as hereinafter defined. The remedies provided for in this Section 4 shall be Lessee’s sole remedies for any interruption of service or use as described above.”

(e) Exclusions to Building Operating Costs. Section 24(A) of the Lease shall be modified to provide that the following additional categories shall be excluded from “Building Operating Costs”: “costs of services, repair and maintenance to the Demised Premises which are paid directly to third parties by Lessee, property management fees and insurance premiums.”

(f) Reimbursement of Insurance Premiums. The following shall be added as Section 24(F) to the Lease:

“Lessee shall pay, as additional rent, one hundred percent of the premiums for all insurance Lessor obtains in connection with the Demised Premises. Such premiums shall be paid to Lessor within thirty (30) days of Lessor’s invoice for the same, accompanied by reasonable supporting documentation.”

(g) Base Building Operating Costs. Lessor shall reimburse Lessee for the annual base building operating costs in the amount not to exceed Seven Hundred Four Thousand Nine Hundred Ninety and 00/100 ($704,990.00) Dollars in twelve (12) equal monthly installments of Fifty Eight Thousand Seven Hundred Forty Nine and 17/100 ($58,749.17). The aforesaid installment of monthly base building operating costs shall be payable in advance on the first day of each calendar month during the Term via wire transfer pursuant to the wire instructions set forth below:

Bank:	JP Morgan Chase
Routing No.:	021000021
Account No.:	9102664449
Reference:	1 Campus - Monthly refund of Base Year Operating Expenses 100-1590-65600

(c) The following shall be added to the Lease as Section 20.1:

20.1. Records and Reports.

(A) Records. Lessee shall maintain a comprehensive system of office records, correspondence, documents, books and accounts with correct entries of receipts and expenditures incident to the management of the Demised Premises and performance of the property management and care and maintenance responsibilities of Lessee under this Lease, all of which shall be the property of Lessor. Lessor and its representatives shall, at all times, have access to such records, books, and accounts and to all vouchers, files and all other materials pertaining to the Demised Premises, all of which Lessee agrees to keep safe, available, at the Demised Premises and separate from any records not relating to the Demised Premises. Lessee will cooperate with and give reasonable assistance to any accountant or other person designated by-Lessor to examine such records.

(B) Monthly Accounting. On or before the fourteenth (14th) day of each month, Lessee shall deliver to Lessor, the following statements, prepared on a cash basis, for the preceding month: an itemized accounting of income and expense and a profit and loss statement showing the results of operations of the building for the preceding calendar month and for the year-to-date, with comparisons (for the month and year-to-date) to the approved budget set forth in the Annual Management Plan (as hereinafter defined).

(C) Quarterly Reports. Within fourteen (14) days after the end of each calendar quarter, Lessee shall deliver to Lessor, itemized income and expense and profit and loss statements showing all revenues, expenses and the results of operations for the year-to-date, and a year-to-date balance sheet of the development as of the end of such quarter, providing details of and explaining any positive or negative variances in excess of ten percent (10%) or Two Thousand Five Hundred and No/100 Dollars ($2,500.00), whichever is greater, from the annual budget in any revenue or expense category or capital expenditure category for the preceding quarter. In addition, if it is expected that any such positive or negative variance will continue or if a positive or negative variance of such magnitude in any revenue expense or capital expenditure line item is anticipated, details shall be provided and explained. The foregoing shall not be combined to waive Lessor’s approval rights with respect to variations or deviations from the Annual Management Plan as contemplated herein.

(D) Annual Reports. Within forty-five (45) days after the end of each calendar year, Lessee shall deliver to Lessor, itemized income and expense and profit and loss statements showing all revenues, expenses and the results of operations for the immediately preceding year, and a balance sheet of the development as of the end of such year.

(E) Annual Management Plan. On or before November 1 of each calendar year during the term, Lessee shall provide to Lessor for review and approval (which approval must be in writing, and as to non-structural items, shall not be unreasonably withheld), an annual management plan for the Leased Premises (“Annual Management Plan”). The Annual Management Plan shall include a proposed operating budget and a proposed capital budget for the Demised Premises. The Annual Management Plan shall set forth in detail by line item the estimated expenses of repairs, maintenance, replacements and operation of the Demised Premises, on a cash basis, for each month of the next calendar year, including labor, material and services. Lessee shall provide such other financial data reasonably requested by Lessor. Lessee shall not modify the Annual Management Plan without Lessor’s prior written consent, which consent shall not be unreasonably withheld or delayed. Lessor reserves the right to reject, amend or modify the Annual Management Plan as Lessor may deem appropriate within sixty (60) days after receipt of it. If Lessor does not reject, amend or modify the Annual Management Plan within the sixty (60) day period, the Annual Management Plan shall be deemed approved by Lessor and shall be the operating budget for the year in which it applies (subject to later amendments made in writing by Lessor), but only after delivery to Lessor by Lessee of notice of the pending constructive approval of the Annual Management Plan and passage of ten (10) additional business days without rejection, amendment or modification of the proposed Annual

Management Plan by Lessor. Notwithstanding the foregoing, Lessee may make changes to the Annual Management Plan in the ordinary course of business without Lessor’s consent so long as such changes do not exceed a cost of Seven Thousand Five Hundred Dollars and No/100 ($7,500.00) in the aggregate in any one calendar year, and provided that Lessor is promptly provided with a copy of the Annual Management Plan revised to show such changes. Lessee shall provide such other financial data and other information as may reasonably be requested by Lessor. Capital budgets submitted to Lessor are advisory only and all spending under capital budgets is discretionary with Lessor.

(F) Sharing of Information. Lessor will retain an accountant to look after the accounting of the company of Lessor. Lessee hereby agrees that it shall be obliged to provide such accounting firm as designated by Lessor from time to time with all the documents and information that such firm requests and needs in order to prepare and keep the company’s books according to normal accounting principles.”

(G) Other Reports. Lessee shall prepare any other information and reports Lessor may from time to time reasonably request in a form reasonably requested by Lessor, as well as general narrative of activity at the Demised Premises.

2. Effective on the date hereof, the Lease shall be modified as follows:

(a) Section 3(B) of the Lease is hereby amended to delete the language in the second to last line thereof “at the office of Lessor” and to replace the same with the following language: “via wire transfer pursuant to the wire instructions set forth below”. The following wire instructions shall be inserted at the end of said Section 3(B):

Bank:	Deutsche Bank Trust Company Americas
Routing No.:	021001033
Account No.:	00-422-166
Reference:	DB R.E. One Campus Drive - Tenant
Contact:	Althea Lockley (212)602-1259

(b) The following shall be added to Section 20 of the Lease at the end of such Section:

“Not in limitation of, but in addition to the foregoing rights, Lessor shall have the right to enter the Premises by appointment on reasonable notice at any reasonable time for the purpose of performing comprehensive inspections of the Premises and building systems thereof at least once in any consecutive twelve (12) month period. Lessor hereby agrees to charge a flat fee of One Thousand Five Hundred and No/000 Dollars ($1,500) per year for such inspections, which shall constitute Building Operating Costs. Lessee agrees to make its representative available for such inspections with reasonable promptness. Lessee acknowledges that some interference to Lessee’s business may occur during such inspections, although Lessor will use reasonable efforts to minimize such interference.”

(c) The following shall be added as Section 4.1 to the Lease: “Cooperation. Lessee shall promptly deliver to Lessor all notices received from any governmental or official entity or any other party with respect to the Demised Premises. Not in limitation of Lessee’s indemnity obligations under this Lease, Lessee shall give Lessor all pertinent information and reasonable assistance in the defense or disposition of any claims, demands, suits or other legal proceedings which may be made or instituted by any third party against Lessor which arise out of any matters relating to the Demised Premises.”

3. Entire Agreement. This Amendment contains and embodies the entire Amendment of the parties hereto, and no representations, inducements, or agreements, oral or otherwise, between the parties not contained in this Amendment shall be of any force or effect. This Amendment may not be modified, changed or terminated in whole or in part in any manner other than by an agreement in writing duly signed by both parties hereto.

4. Capitalized Terms. All capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Lease.

5. Binding Agreement. This Amendment shall not be valid and binding on Lessor and Lessee unless and until it has been completely executed by and delivered to both parties.

6. Counterparts. This Amendment may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. Governing Law. This Amendment shall be governed by and construed under the laws of the State of New Jersey.

8. Ratification by Guarantor. Guarantor joins in the execution of this Amendment to evidence its consent thereto, and ratifies and confirms its obligations to guaranty Lessee’s performance under the Lease as more particularly set forth in the Guaranty.

EXCEPT AS expressly amended and modified hereby, the Lease shall otherwise remain in full force and effect, the parties hereto hereby ratifying and confirming the same. To the extent of any inconsistency between the Lease and this Amendment, the terms of the Amendment shall prevail.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment as of the day and year first above written.

LESSOR: DB REAL ESTATE ONE CAMPUS DRIVE, L.P., a New Jersey limited partnership

By:	/s/ Kurt G. Mayer
Print Name:	Kurt G. Mayer
Title:	Vice President

By:	/s/ Illegible
Print Name:	Illegible
Title:	President

LESSEE: CENDANT OPERATIONS, INC. a Delaware corporation

By:	/s/ Thomas F. Anderson
Print Name:	Thomas F. Anderson
Title:	Senior Vice President

RATIFIED AND ACCEPTED this 18th day of April, 2003

GUARANTOR: CENDANT CORPORATION, a Delaware corporation

By:	/s/ Thomas F. Anderson
Name:	Thomas F. Anderson
Title:	Senior Vice President